SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

NAME:  MADISON AVENUE GLOBAL FUND

ADDRESS OF PRINCIPAL BUSINESS OFFICE (NO. & STREET, CITY, STATE, ZIP CODE):

Madison Avenue Global Fund
350 Madison Avenue
New York, NY 10017

TELEPHONE NUMBER (INCLUDING AREA CODE):  (212) 389-8730

NAME AND ADDRESS OF AGENTS FOR SERVICE OF PROCESS:

George Mykoniatis
Madison Avenue Global Fund
350 Madison Avenue
New York, NY 10017

COPIES TO:
George M. Silfen, Esq.
Kenneth S. Gerstein, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022

CHECK APPROPRIATE BOX:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

Yes  X         No
     -            -

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                                    SIGNATURE

        Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of New York and the State of New York on the 17th day of July, 2009.

                                 Madison Avenue Global Fund
                                 (Name of Registrant)




                                 By: /s/ George Mykoniatis
                                 -------------------------
                                 Name: George Mykoniatis
                                 Title: Authorized Person